Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Parallel Petroleum Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2003 with respect to the balance sheet of Parallel Petroleum Corporation as of December 31, 2002, and the related statements of income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Parallel Petroleum Corporation.

/s/ KPMG LLP

Midland, Texas
July 20, 2004